Exhibit 8.1

                               January 29, 1999


The Addressees Listed
   on Annex A

            Re:   NovaStar Mortgage Funding Trust, Series 1999-1

Ladies and Gentlemen:

            We have acted as special tax counsel to NovaStar Mortgage, Inc. as to certain matters in connection with the issuance and delivery of certain asset-backed bonds denominated NovaStar Home Equity Loan Asset-Backed Bonds, Series 1999-1 Class A Bonds, Class B Bonds and Class IO Bonds (collectively, the "Bonds") pursuant to an indenture dated as of January 1, 1999 among NovaStar Mortgage Funding Trust, Series 1999-1, a Delaware business trust, as issuer (the "Issuer"), First Union National Bank, a national banking association, as bond administrator (the "Bond Administrator") and The Chase Manhattan Bank, as indenture trustee (the "Indenture Trustee"), and the Certificates pursuant to an amended and restated trust agreement (which amends the trust agreement dated [ ] between Residential Asset Funding Corporation, as depositor (the "Depositor") and Wilmington Trust Company, a Delaware banking corporation, as owner trustee (the "Owner Trustee")) dated as of January 1, 1999 (as amended from time to time, the "Trust Agreement"), among NovaStar Mortgage Funding Corporation II as the transferor (the "Transferor"), the Depositor and the Owner Trustee.

            As special tax counsel, we have examined such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below including the following: (a) a Prospectus dated November 10, 1998 and a Prospectus Supplement dated January 27, 1999 (together the "Prospectus") with respect to the Class A Bonds, (b) an executed copy of the Indenture and the exhibits attached thereto, (c) an executed copy of the Trust Agreement and the exhibits attached thereto, and (d) other documents and matters of fact and law as we deem necessary for the purposes of the opinions expressed below. Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in the Indenture.

            In our examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

To the Parties Listed on
  the Attached Annex A;
January 29, 1999;
Page 2

            Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of the special tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

            Based on the foregoing, and such investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

1. Assuming that (a) the Issuer created under the Trust Agreement elects, as it has covenanted to do in the Trust Agreement, to be treated as a "real estate mortgage investment conduit" ("REMIC"), as such term is defined in the Internal Revenue Code of 1986, as amended (the "Code") and (b) the parties to the Trust Agreement and the Indenture comply with the terms thereof, the Issuer will be treated as a REMIC. Subject to the above, the Bonds issued pursuant to the Indenture will be treated as "regular interests" in the REMIC and the Certificates issued pursuant to the Trust Agreement will be treated as the sole "residual interest" in the REMIC.

2. The statements under the caption "FEDERAL INCOME TAX CONSEQUENCES" in the Prospectus Supplement are accurate and complete in all material respects.

3. As a consequence of the qualification of the Issuer as a REMIC, the Bonds will be treated as "regular . . . interest(s) in a REMIC" under
      Section  7701(a)(19)(C)  of the  Code and  "real  estate  assets"  under
      Section 856(c) of the Code in the same proportion that the assets of the Issuer consist of qualifying assets under such sections. In addition, as a consequence of the qualification of the Issuer as a REMIC, interest on the Bonds will be treated as "interest on obligations secured by mortgages on real property" under Section 856(c) of the Code to the extent that the Bonds are treated as "real estate assets" under Section 856(c) of the Code.

            Our opinions contained herein are rendered only as of the date hereof, and we undertake no obligation to update this letter or the opinions contained herein after the date hereof.

To the Parties Listed on
  the Attached Annex A;
January 29, 1999;
Page 3

            We express no opinion on any matter not discussed in this letter. This opinion is rendered as of the Closing Date, for the sole benefit of each addressee, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion letter may not be furnished to any other person or entity, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.



                                Very truly yours,
                                /s/ Dewey Ballantine LLP

                                   ANNEX A


Wheat First Securities, Inc.                  Financial Security Assurance, Inc.
acting through                                350 Park Avenue
First Union Capital Markets, a division of    New York, New York  10022
Wheat First Securities, Inc.
301 South College Street, TW-06
Charlotte, North Carolina  28288-0610

Standard & Poor's Ratings Services            The Chase Manhattan Bank
25 Broadway                                   450 West 33rd St.
New York, New York  10004                     15th Floor
                                              New York, New York 10001

NovaStar Financial Inc.                       Moody's Investors Service, Inc.
1901 West 47th Place, Suite 105               99 Church Street
Westwood, Kansas  66205                       New York, New York  10007

NovaStar Capital, Inc.                        NovaStar Mortgage Funding Corporation II
1901 West 47th Place, Suite 105               1901 West 47th Place, Suite 105
Westwood, Kansas  66205                       Westwood, Kansas  66205

NovaStar Mortgage Inc.                        NovaStar Mortgage Funding Trust 1999-1
1901 West 47th Place, Suite 105               c/o Wilmington Trust Company
Westwood, Kansas  66205                       Rodney Square North
                                              1100 North Market Street
                                              Wilmington, Delaware 19890-0001
Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001